Exhibit 10.18

Date: 12 January 2022

Our ref: 111133/2555200/D4

Treasure Success International Limited
Unit A, 19/F

Ford Glory Plaza

37-39 Wing Hong Street
Cheung Sha Wan, Kowloon

Dear Sirs,

BANKING FACILITIES

DBS Bank (Hong Kong) Limited (the “Bank”, which expression shall include its successors and assigns) is pleased to advise that it is prepared to consider making available or continuing to make available the banking facilities detailed below (each a ’‘Facility” and together the “Facilities”) to the Borrower described below, subject to the provisions of this letter and the attached “Standard Terms and Conditions Governing Facilities and Services” (“Standard Conditions”).

A.	BORROWER:

Treasure Success International Limited

B.	FACILITY LIMITS:

Type(s) of Facility		Facility Limit(s)
I.	Letter of Credit	USD5,000,000.-
2.	Letter of Credit (Cargo Receipt)	USD5,000,000.-
3.	Trust Receipt	USD5,000,000.-
4.	Account Payable Financing	USD5,000,000.-
5.	Documents against Acceptance (“D/A”) Bills Purchased and Documents against Payment (“D/P”) Bills Purchased	USD5,000,000.-

Important Condition(s) Governing Facility Limits:-

●	The aggregate outstanding of Facilities l to 5 shall not at any time exceed USD5,000,000.-.

DBS Bank (Hong Kong) Limited

Treasure Success International Limited	Our ref: 111133/2555200/D4

C.	PRICING AND CONDITIONS:

Unless otherwise provided herein, interest and commission(s) on the Facilities will be charged at the Bank’s standard rate that may be varied from time to time at the Bank’s discretion.

Letter of Credit (“L/C”) Letter of Credit (Cargo Receipt)	Validity: 6 months. Tenor: At sight or usance up to 120 days.
Trust Receipt (“T/R”)

Maximum Tenor: 120 days.

Maximum Tenor (T/R plus Acceptance): 120 days.

Interest: (i) 1.5% per annum over HIBOR for HKD bills; and (ii) 1.3% per annum over Bank’s Cost of Funds for foreign currency bills, on the outstanding amount from drawdown until repayment in full, as conclusively calculated by the Bank.

Account Payable Financing

Financing percentage: 100% of invoice value against original or copy of supplier’s invoice duly certified as a true copy by the Borrower.

Maximum Tenor: 120 days, less: (i) supplier’s credit period (if any); and (ii) in case payment is made to the supplier after the payment due date, the period already lapsed.

Interest: (i) 1.5% per annum over HIBOR for HKD bills; and (ii) 1.3% per annum over Bank’s Cost of Funds for foreign currency bills, on the outstanding amount from drawdown until repayment in full, as conclusively calculated by the Bank.

The suppliers and each of the individual facility limits are subject to the Bank’s approval on a case-by-case basis. The Bank may from time to time carry out at the Borrower’s expense updated searches of the said suppliers and all related costs and fees may be debited to the Borrower’s account.

Documents against Acceptance Bills Purchased (“D/A”) and Documents against Payment Bills Purchased (“D/P”)

I D/A:

I Financing percentage: 100% of bill amount.

Maximum Tenor: 120 days.

DIP:

Financing percentage: 100% of bill amount.

Maximum Tenor: At sight.

Interest: (i) 1.5% per annum over HIBOR for HKD bills; and (ii) 1.3% per annum over Bank’s Cost of Funds for foreign currency bills, on the outstanding amount from drawdown until repayment in full, as conclusively calculated by the Bank.

Treasure Success International Limited	Our ref: 111133/2555200/D4

Note:

For the avoidance of doubt and without prejudice to any other provisions herein, where the Interbank Offer Rate (“IBOR”) is expressed as the base rate for calculation of the interest rate for a currency and the Bank is unable to determine the applicable interest rate for such currency or the respective interest rate is not available or is zero or negative, the Bank can at its absolute discretion to replace the IBOR with its Cost of Funds.

Commission for Trade Facilities	1st USD50,000.-	1/4%
	USD50,001.- to USDl 00,000.-	1/8%
	Balance	1/16%
Set Up Fee	HKD40,000.-

D.	SECURITY AND CONDITIONS PRECEDENT:

Unless otherwise approved by the Bank, the Facilities will be made available or continue to be made available to the Borrower provided that the Bank has received each of the following, in a form and substance satisfactory to the Bank:

1.	This letter duly executed by the Borrower.

2.	General Commercial Agreement duly executed by the Borrower.

3.	Guarantee and Indemnity for an unlimited amount duly executed by Jerash Holdings (US), Inc..

4.	Letter of Undertaking duly executed by Jerash Holdings (US), Inc..

5.

Legal opinion will be obtained to confirm the validity, legality and enforceability of items (3) and (4) mentioned above. The legal costs and expenses in relation thereto will be payable by the Borrower. The Borrower hereby authorizes the Bank to debit the above fees and expenses from any of the accounts of the Borrower with the Bank.

6.	Evidence on acceptance of appointment as process agent for Jerash Holdings (US), Inc. in respect of service of legal process under the documents to which it is a party.

7.	All documents and/or other requirements (including but not limited to copy of identification document of all authorized signers) for complying with Customer Acceptance Policies or similar requirements imposed by governing authorities and/or the Bank.

8.	Original or Certified copies of all necessary consents, approvals and other authorizations (including but not limited to those required by relevant governing authorities and/or the resolutions of the directors and shareholders of the Borrower and/or any security provider(s)) in connection with the execution, delivery, performance and enforcement of this letter and all other documents mentioned above, if applicable.

9.	Original or Certified copies of all necessary registrations and filings as may be required by relevant governing authorities in connection with the execution, delivery, performance and enforcement of this letter and all other documents mentioned above, if applicable.

10.	Such other documents, items or evidence that the Bank may request from time to time.

Treasure Success International Limited	Our ref: 111133/2555200/D4

E.	COVENANTS AND UNDERTAKINGS:

Without prejudice to the remaining undertakings under A.1.(b) of the “Standard Conditions”- “Furnishing of Information”, in relation to the submission of semi-annual financial statements in particular, the Borrower will deliver to the Bank (iia) where applicable, certified true copies of each Obligor’s semi-annual financial statements as soon as the same are available, but not later than 4 months after the first half of such Obligor’s financial year or such other dates as may otherwise be mutually agreed by the Borrower and the Bank and at any time requested by the Bank; (iib) where applicable, certified true copies of Jerash Holdings (US), Inc.’s semi-annual financial statements for the financial year ended March and September with the due date on June and December each year respectively.

In addition to the undertakings specified in the “Standard Conditions”, the Borrower undertakes to the Bank that it will:

●	maintain its sales proceed channel to the Bank at not less than 50% of its annual sales turnover.

●	Maintain its tangible net worth of not less than USD5,000,000.- on group level.

●	ensure Choi Lin Hung to remain as key management and controlling shareholder of the group.

●	Inform the Bank for any change of group structure with one month prior notification.

●	ensure that all consents, licences, approvals, registrations and filings (as appropriate) in connection with the Facilities, guarantee or securities as may be provided in relation to the Facilities granted hereunder are duly obtained, completed and will remain in full effect throughout the period if any amount is or may become outstanding under the Facilities.

●	promptly submit to the Bank:

a)	with reasonable promptness, details of any litigation, arbitration or administrative proceeding current or, to its knowledge, threatened or commenced against it; and

b)	other information that the Bank may request from time to time.

●	immediately inform the Bank of:

a)	any change of the Borrower’s directors or beneficial shareholders (except where the Borrower is a listed company).

b)	any factor which may inhibit, impair or delay performance by the B01Tower or the security provider(s), if any, of the obligations under any loan and security documents to which they are a party.

c)	the failure to continue to obtain consents, licences, approvals, registrations and filings (as appropriate) in connection with the granting of the Facilities and/or the provision of securities (including without limitation guarantee(s)) in relation to the Facilities granted hereunder throughout the period when there is outstanding under the Facilities.

Treasure Success International Limited	Our ref: 111133/2555200/D4

F.	OTHER TERMS AND CONDITIONS

The Facilities are available at the sole discretion of the Bank and are in all respects uncommitted. The Bank may at any time immediately modify, terminate, cancel or suspend the Facilities or any part of it, or otherwise vary the Facilities or any part of it, without the consent of the Borrower or any other person. Unless the changes are not within the Bank’s control, the Bank shall give reasonable notice to the Borrower for any variation to the Facilities affecting the interest, fees and charges and the liabilities or obligations of the Borrower, and such variation shall take effect after the expiration of such notice which may be given by the Bank by such means as the Bank may at its discretion see fit.

Notwithstanding any provisions stated in this letter, the Facilities are repayable on demand by the Bank. The Bank has the overriding right at any time to require immediate payment of all principal, interest, fees and other amounts outstanding under this letter or any part thereof and/or to require cash collateralisation of all or any sums actually or contingently owing to it under the Facilities.

Payment by the Borrower to the Bank shall be in the currency of the relevant liability. The Borrower hereby authorizes the Bank to debit any sum which may be required to meet the payment of principal, interest, default interest, handling fee, commissions, fire insurance premium and other fees and charges in relation to (i) the Facilities or (ii) such other loan(s) into which the Facilities may from time to time be converted, consolidated and /or replaced from (unless otherwise specified by the Borrower) any of the current account(s) / savings account(s) maintained by the Borrower with the Bank and in case such account(s) is/are not in the same currency as the liability, the Borrower hereby authorizes the Bank to perform relevant foreign exchange based on the prevailing exchange rate of the Bank in order to settle the relevant payment in the currency of the liability.

The “Standard Conditions” attached and/or referred to in this letter form an integral part of this letter and the Borrower agrees to observe and be bound by them. In the event of any conflict or inconsistency between the “Standard Conditions” and the provisions of this letter, this letter shall prevail. The Bank may, at its absolute discretion vary, amend or supplement any of the terms of the “Standard Conditions”. Such variation, amendment or supplement shall take effect not less than 30 days after the date of the notice to the Borrower setting out details of such variation, amendment or supplement or, if later, the date specified in the notice. The Borrower agrees to be bound by any such amended or revised “Standard Conditions”.

This letter and the Facilities shall be governed by the laws of the Hong Kong Special Administrative Region and the parties hereto hereby submit to the non-exclusive jurisdiction of the Hong Kong Courts.

The Bank recognises that banks have an important role to play in promoting responsible environmental, social and governance (“ESG”) behaviour of our customers and is committed to practising responsible financing. We trust that the information, including ESG information based on publicly available information as well as any information provided by your company representatives, to be true and accurate and is covered by the Undertakings given by you to us in the “Standard Conditions” and any other agreements relating to banking facilities granted by us to you.

Please signify your understanding and acceptance of this offer by signing and returning to us the duplicate copy of this letter and provide each of the items under the section headed “Security And Conditions Precedent” above, for the attention of Mr. Kenny Lai (“Designated Relationship Manager”), within one month from the date of this letter, otherwise the offer will lapse at the discretion of the Bank. By accepting this offer, you are deemed to have confirmed to the Bank that you are not a Connected Person as set out in clause 18 of the “Standard Conditions”.

We enclose a set of documents which should also be completed and returned to us. If you have any queries, please contact the Designated Relationship Manager at telephone number 3668-6461.

Treasure Success International Limited	Our ref: 111133/2555200/D4

We are pleased to be of service to you.

Yours faithfully,

For and on behalf of

DBS Bank (Hong Kong) Limited

(signature unrecognizable)

Authorized Signatories

YW/cc

Encl.

Treasure Success International Limited	Our ref: 111133/2555200/D4

IMPORTANT NOTE

Interest rates which are used as “benchmarks”, including LIBOR, EURIBOR or SIBOR, are the subject of recent international regulatory guidance and proposals for reform. These reforms may cause such benchmarks to perform differently than in the past or to discontinue entirely, or have other consequences which cannot be predicted. As at the date hereof, the discontinuation of various benchmarks and their replacement(s) and other knock-on impact are all still being considered by the relevant authorities and industry.

The elimination, or changes in the manner of administration, of any such benchmarks, could require an adjustment to the terms and conditions, or result in other consequences, in respect of this Facility(ies) if it is linked to or references such benchmarks.

Any of the above changes or any other consequential changes as a result of international reforms or other initiatives or investigations in respect of benchmarks, could have an adverse effect on the cost of borrowing if it is linked to or references such benchmarks.

We have verbally confirmed with the Bank upon the Facility application that this Facility application from us was not referred by third party (means all kinds of engagement including having the facility application referred by and/or channeled through and/or acted through third party), and hereby repeat and declare the same in writing.

We hereby confirm our understanding and acceptance of all the terms and conditions set out in (i) this letter and (ii) the “Standard Conditions” attached to this letter and our agreement to be bound by all of them.

Signed for and on behalf of

Treasure Success International Limited

(signature unrecognizable)

Authorized signor(s) Signature of Witness:

(signature unrecognizable)

Name of Witness:
Hong Kong Identification/ Passport No:

Governing Facilities and Services Granted by

DBS Bank (Hong Kong) Limited 星展銀行 (香港) 有限公司 (the“Bank”)

(“Standard Conditions”}

A.	GENERAL TERMS AND CONDITIONS

1.	Undertakings So long as any monies are owing or are to be advanced under the Facility Documents:

(a)	Obljqalions to rank pari passy; The Borrower must ensure that its obligations under the Facility Letter are unconditional and unsubordinated and will at all times rank at least pari passu with all its other unsecured and unsubordinated obligations (except for such obligations mandatorily preferred by law).

(b)	Furnishing of Information: The Borrower will deliver to the Bank (i) where applicable, certified true copies of each Obligor’s audited and (if applicable) consolidated financial statements for each of such Obligor’s financial year as soon as the same are available but not later than 180 days after the end of such Obligor’s financial year or such other dates as may otherwise be mutually agreed by the Borrower and the Bank and at any other time requested by the Bank; (ii) where applicable, certified true copies of each Obligor’s semi-annual financial statements as soon as the same are available, but not later than 4 months after the first half of such Obligor’s financial year or such other dates as may otherwise be mutually agreed by the Borrower and the Bank and at any time requested by the Bank; and {iii) promptly, any other information and/or documents as the Bank may require. For any properties charged to the Bank, the Bank may from time to time require a valuation report in form and substance acceptable to it. All the valuation fees are for the account of the Borrower.

(c)	Nature of business/ Changes in Articles of Association or equivalent constitutional documents: The Borrower must not substantially alter the nature of its business or amend any provision in its constitutional documents (if applicable) relating to its principal business activities or its power to borrow, secure or guarantee and supply the Bank certified true copies of any updated constitutional documents.

(d)	Change of Management: The Borrower must, and must procure that each other Obligor must, ensure that there will be no change in its management without the prior written consent of the Bank.

(e)	Notice of default: The Borrower will notify the Bank promptly upon occurrence of any potential or actual breach of the terms by any Obligor under any Facility Document or any other event which might affect any of Obligor’s ability to perform its obligations under or in connection with the Facility Documents.

(f)	Re-organisation: The Borrower must not undertake or agree to undertake any re-organisation, amalgamation, reconstruction, merger, take-over or any other schemes of compromise or arrangement affecting its present constitution without the prior written consent of the Bank.

(g)	Indemnity/costs and expenses/break funding:

(1)	The Borrower shall on demand indemnify the Bank against all costs, expenses, Taxes, claims, demands, actions, damages, losses and liabilities whatsoever (including legal fees on a full indemnity basis) which may reasonably be incurred by the Bank In connection with:

(I)	the execution, delivery, performance, perfection, enforcement, preservation of rights or attempted enforcement or preservation of rights under the Facility Documents. For the avoidance of doubt, the fees, costs and expenses are payable by the Borrower notwithstanding that the Facilities are cancelled, modified or withdrawn at any time before completion of the relevant transaction;

(ii)	breakfunding and other costs for any advances prepaid, any advances requested for but not made, unwinding costs for foreign exchange, or any derivative transactions terminated before the contracted maturity date; and

(Ill)	any breach by any Obligor under any Facility Document or any enquiry, investigation, subpoena (or similar order), litigation, arbitration or administrative proceedings with respect to an Obligor and/or any Affiliates of the Borrower or with respect to the transactions contemplated under the Facility Documents.

(2)	If the Bank receives any sum in a currency (the ’‘Relevant Currency”) other than the currency in which such sum is due (the “Currency of Account”) and that amount, when converted into the Currency of Account at the Bank’s rate of exchange on the date of receipt or recovery, is less than the amount in the Currency of Account due to the Bank, the Borrower shall indemnify the Bank on demand against any cost and loss sustained by it as a result of such conversion.

(h)	Anti-money laundering/sanctions: The Borrower will, and will procure that each of its Affiliates will, at all times comply with all applicable anti-money laundering, anti-bribery, anti-corruption, counter-terrorism financing, and economic or trade sanctions laws and regulations.

(i)	Compliance with laws: The Borrower will, and will procure that each of its Affiliates will, at all times: (i) comply in all respects with all applicable laws and regulations. Including all Environmental Law; and (ii) obtain and maintain any Environmental Permit applicable to it.

“Environmental Law” means any law or regulation concerning:

(i)	the proteclion of health and safety;

(ii)	the environment; or

(iii)	any emission or substance which is capable of causing harm to any living organism or the environment;

“Environmental Permit” means any authorization required by an Environmental Law;

(j)	No misleading information: The_Borrower warrants to the Bank that all information provided by it or its Affiliates for the purposes of the Facility Documents is true and accurate in all material respects as at the date ii was provided and is not misleading in any respect.

2.	Application of Advance Notwithstanding any other provision of the Facility Documents, if on any date an amount (“First Amount”) is to be advanced by the Bank and an amount (“Second Amount”’) is due from the Borrower to the Bank, the Bank shall apply the First Amount in payment of the Second Amount. The Bank shall advance any excess (or, as the case may be. the Borrower shall pay any shortfall) in accordance with the Facility Documents.

3.	Interest Alf Interest (including default Interest) under the Facility Documents shall accrue on a daily basis and shall be calculated based on the actual number of days elapsed, with monthly rests or such other periodic rests as the Bank may prescribe and based on a 365-day year (if the Interest is in Singapore Dollars, British Pounds Sterling, Hong Kong Dollars, Malaysian Ringgit or any other currency as the Bank may notify the Borrower (collectively, the “Specified Currencies”)), and based on a 360-day year (if the interest is In any other foreign currency which is not a Specified Currency).

4.	Market Disruption and Alternative Interest Rates If, for any interest period, the Bank is unable to determine the applicable interest rate or the same in place of the Borrower and the Bank; (3) references in the Facility Documents to the Bank shall be construed accordingly as references to the transferee lender or the Bank, as relevant; and (4) all agreements, representations and warranties made in the Facility Documents shall survive any assignments or transfers made pursuant to this clause and shall inure to the benefit of the transferee lender as well as the Bank. The Bank may at any time grant one or more participations in its rights and/or obligations under the Facility Documents but the Borrower shall not be concerned in any way with any participation so granted.

DBS Bank (Hong Kong) Limited

13.	Change affecting Foreign Currency If the Bank determines that currency requested by the Borrower under the Facilities is unavailable, the Borrower’s request shall be deemed to be withdrawn.

14.	Severability The illegality, invalidity or unenforceability of any provision or part of the Facility Documents under the law of any jurisdiction shall not affect or impair the validity, legality and enforceability of any other provision or part of the provision and the remaining provisions of the Facility Documents shall be construed as if such invalid, unlawful or unenforceable provision or part had never been contained in the Facility Documents.

15.	Consent to Disclosure

(a)	Borrower’s Consent

The Borrower consents and acknowledges that the Bank may provide the Borrower’s information to any proposed or actual guarantor or other security provider (or their solicitors) in respect of any credit facilities extended or to be extended to the Borrower, including (without limitation)

(i)	any financial information concerning the Borrower;

(ii)	a copy of the contract evidencing the obligations to be guaranteed or secured or a summary of such contract;

(iii)	a copy of any formal demand for overdue payment which may be sent to the Borrower after ii has failed to settle an overdue amount; and

(iv)	from time to lime on request by the proposed or actual guarantor or security provider, a copy of the Borrower’s latest statement of account or other information showing the financial status of the Borrower and/or credit facilities extended to the Borrower.

(b)	Data Policy

The Borrower agrees that the applicable data policies and other communications to customers concerning their data (“Data Policy Notice”) from time to time issued by the Bank (a member of the DBS Group) shall apply. The Borrower acknowledges that the Bank has given a copy of the Bank’s current Data Policy Notice to it. The Borrower further acknowledges that it can obtain a copy of the Data Policy Notice which applies from time to time at any branches of the Bank or from the Bank’s website. The Borrower agrees that all information provided or that the Bank obtains from any other sources or that arises from the Borrower’s relationship with the Bank (or any other DBS Group company) will be subject to the Data Policy Notice (as may be varied from time to time).

The Borrower confirms that each individual whose personal data the Borrower gives the Bank has provided the Borrower with their consent to the Bank’s receiving, holding and processing those personal data in accordance with the Data Policy Notice.

16.	Further Act or Assurance/Authorization

(a)	The Borrower shall at its own expense, immediately execute such documents or take such steps, as the Bank may reasonably require.

(b)	The Borrower hereby authorizes the Bank to appoint any other person (including correspondent, agent or third party contractor) in relation to the Facilities and services and the Bank may delegate any of its powers in the Facility Documents to such person.

17.	Statement/Certificate A statement or certificate issued by the Bank on a rate or amount under or in connection with the Facilities or the Facility Documents shall (in the absence of manifest or computational error) be final and conclusive against the Borrower.

18.	Relatlonshtp with Directors/Employees etc As a licensed bank, the Bank is subject to certain limitations on advances to persons related to the directors, employees, controllers or minority shareholder controllers of the Bank, its subsidiaries or Affiliates (“Connected Persons”). The Borrower hereby confirms to the Bank that it is not a Connected Person. The Borrower undertakes to immediately advise the Bank in writing upon becoming a Connected Person at any time while the loan or other indebtedness to the Bank is outstanding.

For the purpose of this clause, “controllers” and “minority shareholder controllers” shall have the meanings used within the relevant rules relating to exposures to connected parties under the Banking (Exposure Limits) Rules of the Banking Ordinance (Cap 155 of the Laws of Hong Kong): and “subsidiary” shall have the meaning ascribed to it in the Companies Ordinance (Cap 622 of the Laws of Hong Kong).

19,	Limitation on Liability The Bank, Its agent and correspondent shall not be liable to the Borrower for any action taken or not taken by them unless directly caused by their negligence or wilful misconduct.

20.	Partnership

(a)	Where the Borrower is a partnership or otherwise consists of two or more persons, references to the Borrower, where the context admits, are references to the persons who constitute the Borrower for the time being, and each of these persons shall be jointly and severally liable for the Borrower’s obligations and liabilities to the Bank.

(b)	Any document executed and signed by the Borrower to the Bank shall continue to bind the partnership notwithstanding any change in the constitution, name or membership of the partnership by reason of death, bankruptcy, retirement, disability, or admission of new partners or the occurrence of any other event which may dissolve the partnership or otherwise affect its obligations to the Bank. In the case of the death or retirement of a partner, the liability of the partner or his estate to the Bank shall cease only with regard to transactions made with the Bank subsequent to the receipt by the Bank of written notice of the retirement or death of the deceased partner.

21.	Third Parties A person who is not a party to the Facility Letter may not enforce any of its terms under the Contracts (Rights of Third Parties) Ordinance (Cap 623 of the Laws of Hong Kong).

22.	Governing Law and Jurisdiction The Facility Letter is governed by and shall be construed in accordance with the laws of Hong Kong. The Borrower submits to the non-exclusive jurisdiction of the courts of Hong Kong in respect of any dispute arising out of or in connection with the Facility Letter. The Borrower agrees that the courts of Hong Kong are the most appropriate and convenient forum and will not argue to the contrary. Nothing in this paragraph shall limit the right of the Bank to take proceedings against the Borrower in any other court nor shall the taking of proceedings in one or more jurisdictions preclude the Bank from taking proceedings in any other jurisdiction, whether concurrently or not. The Borrower irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets. all immunity on the grounds of sovereignty or other similar grounds from suit, jurisdiction of any court, injunction or order for specific performance or recovery of property, attachment of its assets, and execution or enforcement of any judgment to which ii or its revenues or assets might otherwise be entitled in any proceedings.

23.	Notices Unless otherwise agreed, all communications to the Borrower shall be sent by post or left at the Borrower’s registered office or principal place of business in the records of the Bank, or if sent by fax, to the numbers in the records of the Bank, and shall be deemed to have been received by the Borrower on the second or seventh Business Day following such posting to an address in Hong Kong or overseas respectively, or on the day when it was so left, or upon despatch of such fax. Any notice by the Borrower to the Bank shall be in writing and shall be deemed to have been given only on actual receipt.